Exhibit 99.2

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

CEVA, INC.

Second Quarter 2021 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

August 9, 2021

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s second quarter 2021 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the second quarter and provide general qualitative data. Yaniv will then cover the financial results for the second quarter and also provide qualitative data for the third quarter and full year 2021.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding demand for and benefits of our technologies and related deal flow, including increased revenues from our Chinese wireless customer; expectations regarding market dynamics, including growth in the 4G and 5G handset space and TWS earbuds space; beliefs regarding benefits and impacts of the Intrinsix acquisition; and guidance and qualitative data for the third quarter and full year 2021. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more base station & IoT license agreements; the effect of intense industry competition and consolidation; global chip market trends, including supply chain issues as a result of COVID-19 and other factors; and our ability to successfully integrate Intrinsix into our business. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

With that said, I will now hand the call over to Gideon.

Gideon

Thank you, Richard. Our second quarter results were exceptional and demonstrate the momentum in our business. Our customers place high value on our products in conjunction with their 5G and IoT roadmaps, and we’re continually experiencing successful rollouts of new CEVA-enabled products. Our revenue and earnings came in significantly ahead of our expectations on the back of a solid overall business environment despite industry-wide challenges with respect to semiconductor supply. Revenue in this quarter also incorporates a royalty payment owed to us after we constructively resolved a disagreement on royalty rates with a customer on past shipments. Late in the quarter, we concluded the acquisition of Intrinsix, a leading chip design specialist and security IP, which expands our market reach to the large aerospace and defense space and enable us to offer a compelling proposition of optimized IP solutions to our customers.

Total revenue for the second quarter of 2021 was an all-time record high $30.5 million, up 29% year-over-year. The licensing environment continues to be strong with good diversity of IP adoptions and targeted markets. Licensing revenue came at $15.5 million, up 15% year-over-year and included for the first-time, non-recurring engineering or NRE revenue from the Intrinsix business after we finalized the acquisition late last quarter. We signed seventeen new agreements, of which 6 were with first-time customers. Customer targeted markets reflect a brisk design activity in the True Wireless Stereo or TWS earbuds space, the growing adoption of Wi-Fi 6 and 5G in telecom, enterprise and industrial markets and a range of applications for IoT, consumer and medical. In addition, we signed a SensPro2 computer vision and AI DSP license agreement with a key customer that recently won designs with one of the largest China-based surveillance camera OEM, displacing Huawei HiSilicon with a CEVA-based solution. Also, at the beginning of the third quarter, we signed a comprehensive and sizable portfolio agreement with a key semiconductor player in the mobile market in China. The agreement extends our footprint and provides us additive royalty opportunities on LTE and 5G handset shipments derived from our connectivity IPs. Based on a recent report from CINNO Research in China, this customer managed to penetrate the top five list of smartphone chip suppliers in China in May for the first time, as its latest chips are adopted by top tier OEMs such as Honor and Realme.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

Royalty revenue came at $14.9 million in the quarter, up 48% year over year. Royalty unit shipments were 451 million on the back of strong demand for CEVA-powered Bluetooth, Wi-Fi and cellular IoT devices. Base station 5G RAN royalties grew substantially on a quarterly basis, reflecting share gains and the resumption of capital investment in 5G networks by Chinese operators. In handsets, our Chinese semiconductor customer continues to expand in the 4G and 5G market as it successfully penetrates top tier Chinese OEMs. This growth was offset by slightly lower than expected shipments by our Tier one U.S.-based OEM, which we believe is largely attributed to supply constraints and softness in India due to the pandemic. As noted earlier, the royalty revenue for the second quarter incorporates approximately $3.3 million due to us following our resolution of a disagreement on royalty rates.

Let me now provide some details on the market dynamics we are experiencing in one of our main markets, namely TWS earbuds. TWS earbuds, are expected to be the second largest category after smartphones in terms of unit volume. Its mass adoption has driven down the prices, making TWS earbuds affordable even in developing countries such as India. The technology is systematically progressing toward becoming an AI-based smart voice assistant like the smart speaker, and a health monitoring device to measure things like PPG, ECG, temperature, glucose level and fitness. The recent executive order by President Biden to allow Americans to buy hearing aids over the counter serves to diversify and expand the use of TWS into this very large and lucrative space. Our recently announced Bluebud platform is a key enabler for the smartification and diversification of TWS usages. It offers a comprehensive integration of the most prominent common denominators in all TWS earbuds, these being wireless connectivity, audio and sensor processing. Our RivieraWaves Bluetooth 5.2 controller and the CEVA BX1 DSP are two widely used and reputable technologies that successfully addresses the inherent challenges of low power, audio performance and cost. Furthermore, the Bluebud platform is enriched with a range of key software technologies from CEVA among which are SensLinQ, a software framework to seamlessly integrate the software and AI applications of different sensors, our ClearVox and Whispro technologies, for AI-based voice assistant capabilities and our MotionEngine for a range of UI and fitness applications. Bluebud’s unique proposition puts CEVA in position to become the de-facto standard in transforming earbuds from an audio -only device to a smart wireless device empowering advanced services such as AI-based virtual assistant and health-related features.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

On the Intrinsix front, the integration is underway and progressing smoothly. We are getting constructive feedback from customers in the defense and industrial spaces and have already started to reach out additional customers with our combined proposition. Intrinsix’s chip design and IP capabilities have a pivotal role to play in the expansion of CEVA’s business from licensing standardized IP toward the licensing of highly integrated IP based solutions powered by our portfolio of DSPs, connectivity, security, RF and mixed-signal IP. In capitalizing on Intrinsix’s technologies and expertise, CEVA is in an excellent position to move up in the value chain to address the needs of system and semiconductor customers for an optimized and differentiated chip designs that take advantage of CEVA’s high valued IP. This proposition in turn creates stronger ties with customers and larger revenue opportunities.

So, in summary, we continue to leverage on our diverse and high-valued technology portfolio to deepen engagements with customers and to capture the exploding demand for smart and connected devices. We are encouraged by our penetration in the 5G handset space, where we can address in addition to baseband processing additional business vectors such as wireless connectivity and audio. The TWS space and its evolution towards smart wearable devices present a huge market opportunity where we can capitalize on our unique excellence to combine audio and wireless connectivity. Last but not least, with the Intrinsix team on board, we are in the early stages of a secular growth trajectory where our enriched proposition provides us with access to new markets and lucrative customers engagements.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

On the supply shortage, we are working hard, shoulder to shoulder with our customer and suppliers to meet the outstanding demand for chips enabled by our IP. We hope supply constraints will not last much longer.

With that said, let me handover the call to Yaniv for the financials.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the second quarter of 2021.

-	Revenue for the second quarter was up 29% to $30.5 million, an new all-time high, as compared to $23.6 million for the same quarter last year. The revenue breakdown is as follows:
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Licensing, NRE and related revenue was approximately $15.5 million, reflecting 51% of total revenues, a 15% growth from $13.5 million for the second quarter of 2020. This is the first quarter we recorded NRE revenues, which resulted from our acquisition of Intrinsix in June. The NRE revenues totaled approximately $1.2 million.

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Royalty revenue was up 48% to $14.9 million, reflecting 49% of total revenues, compared to $10.1 million for the same quarter last year. Second quarter 2021 royalties included a royalty payment owed to us of approximately $3.3 million after we constructively settled a dispute on royalty rates with a customer.

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Quarterly gross margin was 88% on a GAAP basis and 89% on a non-GAAP basis, both lower than what we projected, as we integrated Intrinsix’s NRE costs into the cost of revenue. Non-GAAP quarterly gross margin excluded approximately $0.1 million of equity-based compensation expenses and $0.2 million of the impact of the amortization of acquired intangibles.

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Total GAAP operating expenses for the second quarter was over the higher-end of our guidance at $25.2 million, due to the integration of the Intrinsix’s expenses for the month of June, ahead of our expectations and prior quarter’s guidance, as well as $0.9 million associated with Intrinsix’s deal costs. OPEX also included an aggregate equity-based compensation expense of approximately $2.8 million, and $0.8 million for the amortization of acquired intangibles, including Intrinsix’s. Total Non-GAAP operating expenses for the second quarter, excluding equity-based compensation expenses and amortization of intangibles and deal costs, were $20.7 million, just over the high-end of our guidance, due to the integration of the Intrinsix’s expenses for the month of June, ahead of our expectations and prior quarter’s guidance.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

-	Tax expense for the second quarter came in as expected, still with strong revenue mix and interest for our connectivity products originating in France, which has a high corporate tax rate of 26.5%.
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U.S. GAAP net income for the quarter was $0.3 million and diluted net income per share was 1 cent for the second quarter of 2021, as compared to net loss of $1.1 million and diluted loss per share of 5 cents for the second quarter of 2020.

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Non-GAAP net income and diluted EPS for the second quarter of 2021 were $5.1 million and 22 cents, up 77% and 83% year-over-year, respectively. Non-GAAP net income and diluted EPS for the second quarter of 2020 were $2.9 million and 12 cents, respectively. Second quarter 2021 figures exclude equity-based compensation expenses, net of taxes, of $2.9 million, the impact of the amortization of acquired intangibles in the amount of $1.0 million and $0.9 million of costs associated with the Intrinsix acquisition.

With respect to other related data

-	Shipped units by CEVA licensees during the second quarter of 2021 were 451 million units, up 32% sequentially and up 95% from the second quarter 2020 reported shipments.
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Of the 451 million units shipped, 138 million units, or 31%, were for handset baseband chips, reflecting a sequential increase of 7% from 129 million units of handset baseband chips shipped during the first quarter of 2021 and a 39% increase from 99 million units shipped year over year.

-	Our base station and IoT product shipments were a record 313 million units, up 48% sequentially and up 137% year over year.
-	Of note, Bluetooth was a record 189 million units in the quarter, and Wi-Fi and cellular IoT units also reached record highs.
-	5G RAN base station shipments and revenues were stronger than in the last few quarters due to a customer in China delivering equipment for the continued 5G network rollout in China.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

As for the balance sheet items

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As of June 30, 2021, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $137 million. We did not exercise our buyback plan this quarter, as we focused on the Intrinsix acquisition and expansion of our business.

-	Our DSO for the second quarter of 2021 was 31 days, lower than to the prior quarter and lower than our norm.
-	During the second quarter, cash used in operating activities was $6.8 million, depreciation and amortization was $1.6 million, and purchase of fixed assets was $0.2 million.
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At the end of the second quarter, our headcount included the Intrinsix team for the first time and was 468 people, of which 387 were engineers. This is up from a total of 412 people at the end of the first quarter of 2021, mainly due to adding the Intrinsix employees.

Now for the guidance

Given our strong top line performance during the first half of 2021 and the opportunities ahead, we are raising our annual revenue guidance to a $119 million - $121 million range, up approximately 20% versus our 2020 revenue. As Gideon alluded to earlier, we are experiencing a healthy licensing environment and the pipeline is solid. We also are expanding into new markets and can offer enriched value to our customers as the result of the integration of Intrinsix.

On royalties, our base station and IoT category continues to expand, as illustrated by record shipments this quarter, and the return to growth for our Chinese 5G RAN customer and a new 5G RAN customer ramping production. In mobile, our key Chinese wireless customer is expanding into top tier Chinese OEMs which will add to the royalty mix. We expect all these growth engines will help to offset the expected decline of royalties from the U.S.-based OEM that recently moved to Qualcomm based 5G modems.

Specifically for the third quarter of 2021

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Gross margin is expected to be approximately 81% on GAAP and 82% on non-GAAP basis, excluding an aggregate of $0.1 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment. Both include a full quarter Intrinsix engineering COGS allocations for NRE projects.

CEVA, Inc. Q2 2021 Financial Results Conference Call - Prepared Remarks :: August 9, 2021

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OPEX for the third quarter of 2021 should be similar to or slightly lower than the second quarter. For the third quarter, GAAP-based OPEX is expected to be in the range of $24.4 million to $25.4 million. Of our anticipated total operating expenses for the second quarter, $3.1 million is expected to be attributable to equity-based compensation expenses, $0.9 million to the amortization of acquired intangibles and $0.3 million for Intrinsix holdback related expenses that we’ll record for the next two years on a quarterly basis. Non-GAAP OPEX is expected to be in the range of $20.1 million – $21.1 million.

-	Net interest income is expected to be approximately $0.4 million.
-	Taxes for the third quarter are expected to be approximately 22%-24% on non-GAAP basis.
-	Share count for the third quarter of 2021 is expected to be 23.6 million shares.

Operator, You can now open the Q&A session.

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following:

●	The Oppenheimer 24th Annual Technology, Internet & Communications Conference, August 10th and 11th

●	Rosenblatt Securities Technology Summit – The Edge of AI, August 24th to 26th

●	Jefferies 2021 Semiconductor, IT Hardware and Communications, August 31st and September 1st

Further information on this event and all events we will be participating in can be found on the investor section of our website.

Thank you and goodbye